EXHIBIT a. 3.

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                             THE MALLARD FUND, INC.

      The Mallard Fund, Inc., a corporation organized and existing under the Corporations and Associations Law of the State of Maryland ("Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Article Thirteenth of the Articles of Incorporation of the Corporation is hereby amended as follows:

      THIRTEENTH:  TERMINATION  OF  EXISTENCE.  If the Board of Directors of the
      Corporation does not commence a tender offer to repurchase all of the Common Stock of the Corporation by December 31, 2003, the Corporation shall be liquidated as soon as practical thereafter unless the Corporation obtains unanimous approval from all shareholders of the Corporation's Common Stock not to liquidate the Corporation. If unanimous shareholder approval is obtained after this three-year period, the Corporation shall continue in existence for two successive three-year periods. If no tender offer is made within any three-year period, the Corporation shall be liquidated as soon as practical thereafter unless the Corporation obtains unanimous approval from all shareholders of the Corporation's Common Stock not to liquidate the Corporation. In all cases, the Corporation shall cease to exist at the close of business on December 31, 2009, except that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs.

      The Board of Directors may, to the extent it deems it appropriate, adopt a plan of termination at any time during the twelve months immediately preceding the proposed liquidation of the Corporation, which plan of termination shall set forth the terms and conditions for implementing the termination of the Corporation's existence under Article Thirteenth.

      SECOND: The foregoing amendment was duly adopted in accordance with the requirements of Section 2-408 of the Corporations and Associations Code of the State of Maryland at a meeting of the Board of Directors of the Corporation held on September 18, 2000 and was unanimously approved by the shareholders of the Corporation at a meeting held in accordance with the requirements of Section 2-604 of the Corporations and Associations Code of the State of Maryland on September 18, 2000.


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      IN WITNESS WHEREOF, The Mallard Fund, Inc. has caused these presents to be signed in its name on its behalf by the President of the Corporation and attested to by the Corporation's Secretary on this 27th day of November, 2000, and further verifies under oath that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all materials respects, under penalties of perjury.

                                    THE MALLARD FUND, INC.

                                    By: /s/ William S. Dietrich II
                                        ---------------------------------
                                            William S. Dietrich II
                                            President

ATTEST:

/s/ Richard F. Berdik
--------------------------
Richard F. Berdik
Secretary